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                                                                    EXHIBIT 99.1

                              N E W S  R E L E A S E

                                                      FOR IMMEDIATE RELEASE
                                                      CONTACT:

                                                                    JOHN F. LANG
                                                         CHIEF FINANCIAL OFFICER
                                                                  (517) 347-6207

   PROFESSIONALS GROUP SHAREHOLDERS APPROVE TRANSACTION WITH MEDICAL ASSURANCE

         OKEMOS, MICH., JUNE 25, 2001 - PROFESSIONALS GROUP, INC. (NASDAQ: PICM)
- Shareholders of Professionals Group, Inc. have overwhelmingly approved the Company's planned consolidation with Medical Assurance (NYSE: MAI), under a new holding company, ProAssurance Corporation (NYSE:PRA). The transaction received support from more than 59% of the shareholders eligible to vote at a special meeting today. Medical Assurance shareholders also voted overwhelmingly in favor of the consolidation at a separate meeting.

         The insurance operations of the new organization, centered around ProNational Insurance Company, Medical Assurance Company, and MEEMIC Insurance Company, will continue to serve their customers from existing office locations. Professionals Group President Victor T. Adamo, Esq. will be ProAssurance's Vice-Chairman, President and Chief Operating Officer. He said the combined management team has set very high expectations for the new company, "We will retain the customer-focused heritage that has been the hallmark of both Medical Assurance and Professionals Group. By remaining customer focused, we'll be in a position to deliver the kind of responsive service they expect, and the results our shareholders expect as well."

         Medical Assurance's Chairman and President A. Derrill Crowe, M.D., who will serve as Chairman and Chief Executive Officer of ProAssurance, said, "We've been working towards this day for many months and we're excited to be able to put our plans into action. Despite the challenges that exist in the medical malpractice segment of the insurance market, I believe ProAssurance has significant opportunities in the years ahead. We expect to emerge from this market cycle in a leading position in our niche." MEEMIC will continue as the leading provider of personal automobile insurance and related products to educators in the state of Michigan.

CLOSING TIMETABLE

         Today's approvals will allow the merger to close as scheduled on Wednesday, June 27th. The newly formed company, ProAssurance Corporation, will begin trading on the New York Stock Exchange on Thursday, June 28th under the symbol PRA.

         Under terms of the consolidation, Professionals Group shareholders are eligible to elect either $27.47 per share in cash, or $13.47 in cash and shares of ProAssurance stock. The number of shares of ProAssurance stock to be distributed for each share of Professionals Group stock will be fixed after the close of trading today, in accordance with procedures described in Professionals Group's Proxy Statement for today's shareholders' meeting. The exchange ratio will be announced in a separate news release. Professionals Group shareholders have until 5:00 pm EDT on Wednesday, June 27th, to deliver their elections to Mellon Investor Services, the Exchange Agent.


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         This news release contains forward-looking statements that involve risks and uncertainties. The words "anticipate," "believe," "estimate," "expect," "intend," "will," and similar expressions are intended to identify forward-looking statements. Such statements, which include the statements regarding the above described consolidation and the ability of the parties to complete it, reflect the current views of Professionals Group with respect to future events and are subject to certain risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may differ materially from those described herein. Factors that might cause such a difference include, but are not limited to, (1) those discussed in Professionals Group's filings with the SEC, including its Annual Report on Form 10-K/A (Amendment No. 1) for the year ended December 31, 2000, (2) those discussed in ProAssurance's filings with the SEC, including its Form S-4 registration statement, as amended (Registration No. 333-49378), relating to the consolidation, and (3) the risks and uncertainties that are inherent in any business combination such as the above described consolidation.

         A registration statement on Form S-4, as amended (Registration No. 333-49378), has been filed by ProAssurance with the SEC regarding the proposed consolidation of Professionals Group and Medical Assurance. You are urged to read the registration statement and the documents included or incorporated by reference therein (including the respective Annual Reports on Form 10-K of Professionals Group and Medical Assurance) because they contain important information regarding the consolidation and the legal rights of security holders. ProAssurance's registration statement, as well as other documents filed by Professionals Group and Medical Assurance with the SEC are available from the SEC's website (http://www.sec.gov). These documents are also available without charge upon request to either:

                  Professionals Group, Inc.          Medical Assurance, Inc.
                  2600 Professionals Drive           100 Brookwood Place
                  Okemos, Michigan 48864             Birmingham, Alabama 35209
                  Attention: Lori A. Beachnau        Attention: Frank B. O'Neil
                  (800) 292-1036                     (800) 282-6242

Corporate Profile:

         Professionals Group is an insurance holding company traded under the symbol "PICM" on the Nasdaq National Market. Professionals Group provides professional liability insurance coverages and services to health care providers through its wholly owned subsidiary ProNational Insurance Company. Professionals Group owns 84% of MEEMIC Holdings, Inc. (Nasdaq listed: MEMH) that provides personal auto, homeowners, boat and umbrella coverages primarily for educational employees and their families through MEEMIC Insurance Company. Both insurance companies are rated A- (Excellent) by A.M. Best.

Press Release Fax Service:

         This news release and other Professionals Group releases are available at no charge through Professionals Group's website (www.ProfessionalsGroup.com) and PR Newswire's Company News on-Call fax service, 800-758-5804, extension 115602.

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